Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of TC PipeLines GP, Inc.,

General Partner of TC PipeLines, LP:

We consent to the incorporation by reference in the registration statement (No. 333-166221) on Form S-3 of TC PipeLines, LP of our report dated June 13, 2011, with respect to the combined balance sheet of Gas Transmission Northwest Corporation and Bison Pipeline LLC as of December 31, 2010, and the related combined statement of income, comprehensive income, net equity and cash flows for the year then ended, which report appears in the Form 8-K of TC PipeLines, LP dated June 13, 2011.

/s/ KPMG LLP

Houston, Texas

June 13, 2011